SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.     )

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WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 19, 2006

TO THE STOCKHOLDERS OF WESBANCO, INC.:

The Annual Meeting of the Stockholders of Wesbanco, Inc. will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, on Wednesday, April 19, 2006, at 12:00 Noon E.D.T.

The purposes of the meeting are as follows:

(1) To elect seven (7) persons to the Board of Directors, six (6) to serve for a term of three (3) years and one (1) to serve for a term of two (2) years.

(2) To consider and vote upon the shareholder proposal described in the attached Proxy Statement.

(3) To consider and act upon such other matters as properly may come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote in favor of the nominees and against the shareholder proposal listed as Item (2) in the Notice. The holders of the common stock of Wesbanco as of the close of business on March 7, 2006 are entitled to vote at the meeting.

You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

By order of the Board of Directors.

LARRY G. JOHNSON
Secretary

Wheeling, West Virginia

March 17, 2006

i

ii

PROXY STATEMENT

OF

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

ANNUAL MEETING OF STOCKHOLDERS

APRIL 19, 2006

This statement is furnished to the stockholders of Wesbanco, Inc. (the “Corporation”) in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation (the “Annual Meeting”), which will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, at 12:00 Noon E.D.T. on Wednesday, April 19, 2006. This statement is first being mailed to the stockholders on or about March 17, 2006.

Wesbanco, Inc. is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank, Inc., Wheeling, West Virginia. The Corporation also maintains two other operating entities, namely, Wesbanco Securities, Inc., Marietta, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

Proxies

The proxies are solicited by the Board of Directors of the Corporation, and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by written notice to the Corporation, or by announcement at the Annual Meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the Annual Meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

Alternatively, if shares of the Corporation’s common stock are registered in a stockholder’s name, such stockholder may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

Delivery of Proxy Materials to Households

Annually, the Corporation mails to each registered stockholder at a shared address, not previously notified, a separate notice of its intention to household proxy materials. Beneficial stockholders (those who hold common shares through a financial institution, broker or other record holder) are notified of the householding process by the record holder. Those registered and beneficial stockholders who are eligible and have not opted-out (as defined below) of the householding process will receive one copy of the Corporation’s Annual Report to Stockholders for the year 2005 and one copy of this Proxy Statement. A separate proxy card and a separate notice of the meeting of stockholders will continue to be included for each account at the shared address.

Registered stockholders who reside at a shared household and who would like to receive a separate Annual Report and/or a separate Proxy Statement (to “opt-out”), or have questions regarding the householding process, may contact the Corporation’s transfer agent and registrar by calling (888) 294-8217 or forwarding a written request addressed to Computershare Investor Services LLC, P.O. Box 2388, Chicago, IL 60690. Promptly upon request, a separate Annual Report and/or separate Proxy Statement will be sent. By contacting the transfer agent, registered stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies. Beneficial stockholders should contact their brokers, financial institutions, or other record holder for specific information on the householding process as it applies to those accounts.

Stock Outstanding and Voting Rights

The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock with a par value of $2.0833 per share, and 1,000,000 shares of preferred stock without par value. Of the 50,000,000 shares of authorized common stock, as of March 7, 2006, there were 21,925,266 shares issued and outstanding. There are no shares of preferred stock outstanding.

The authorized shares of preferred stock of the Corporation may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the common stock.

Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of the Corporation at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the common stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the corporation, redemption rights, rights to convert their preferred stock into shares of common stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of the Corporation’s common stock.

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present.

Stockholders of record as of the close of business on March 7, 2006, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of common stock held as of the record date, as shown by the records of the transfer agent. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of common stock multiplied by the number of Directors to be elected within each class, and he may cast all of such votes for a single Director or he may distribute them among the number to be voted for as he may see fit. The nominees receiving the highest number of votes in each class, six (6) in the class of 2009 and one (1) in the class of 2008, will be elected as directors of the Corporation. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes either “for” or “against” any matters coming before the Annual Meeting. Cumulative voting is not permitted with respect to the shareholder proposal, approval of which would require a majority vote of the votes cast at the meeting.

To the best of management’s knowledge, Wesbanco Trust and Investment Services, the Trust Department of Wesbanco Bank, Inc. (the “Bank”), Bank Plaza, Wheeling, West Virginia, 26003, is the only holder or beneficial owner of more than 5% of the common stock of the Corporation. As of March 1, 2006, 1,790,623 shares of the common stock of the Corporation, representing 8.17% of the total shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 503,336 shares, representing 2.30% of the shares outstanding, has partial voting control of 31,464 shares, representing 0.14% of the shares outstanding, and sole voting control of 1,255,823 shares, representing 5.73% of the shares outstanding.

The following table lists each stockholder known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s common stock as of March 1, 2006, as more fully described above:

Principal Holders

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Wesbanco Trust and Investment Services One Bank Plaza Wheeling, WV 26003	1,790,623	*	8.17%

*	Nature of beneficial ownership more fully described in text immediately preceding table.

Ownership of Securities by Directors, Nominees and Officers

The following table sets forth the number of shares of the Corporation’s common stock beneficially owned by each nominee, each continuing director and each officer of the Corporation named in the Summary Compensation Table, and all of its executive officers and directors as a group as of March 1, 2006. There is no other class of voting securities issued and outstanding.

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent of Class
James E. Altmeyer	12,657				*
Ray A. Byrd (Nominee)	9,022	(1)			*
R. Peterson Chalfant	52,785		46,489	(2)	*

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent of Class
Christopher V. Criss	52,217	(3)	114,860	(3)	*
James D. Entress (Nominee)	23,111	(4)			*
Abigail M. Feinknopf	16,500		127,601	(5)	*
Ernest S. Fragale (Nominee)	63,227	(6)			*
Edward M. George (Nominee)	19,000	(7)			*
Vaughn L. Kiger	7,887	(8)	1,148	(9)	*
Robert E. Kirkbride	3,713	(10)			*
Paul M. Limbert (Nominee, Director & Executive Officer)	75,204	(11)			*
Jay T. McCamic	15,082	(12)	127,601	(12)	*
Kristine N. Molnar (Executive Officer)	9,735	(13)	250	(14)	*
Dennis G. Powell (Executive Officer)	86
Jerome B. Schmitt (Executive Officer)	38,878	(15)			*
Henry L. Schulhoff	85,655	(16)	5,721	(17)	*
Joan C. Stamp	19,825	(18)			*
Carter W. Strauss (Nominee)	41,312	(19)			*
Reed J. Tanner (Nominee)	6,994	(20)	2,622	(21)	*
Robert K. Tebay	17,926	(22)			*
Robert H. Young (Executive Officer)	28,401	(23)			*
All Directors and Officers as a group (25 persons)	741,504		426,292		5.326%

*	Beneficial ownership does not exceed one percent (1%).
(1)	Includes 6,887 shares held for Mr. Byrd’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan.
(2)	Includes 23,000 shares held in the Clyde Chalfant GST Trust for the benefit of R. Peterson Chalfant and 23,489 shares held in the Mary Peterson Chalfant GST Trust for the benefit of R. Peterson Chalfant.
(3)	Includes 5,823 shares held for Mr. Criss’ benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan. Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director, owns 114,860 shares.
(4)	Includes 23,111 shares held at Wesbanco Bank, Inc. as custodian for James D. Entress’ IRA. Dr. Entress’ wife, Dr. Cheryl Entress, is the owner of an additional 17,149 shares held in an IRA custodian account at Wesbanco Bank, Inc. for which Dr. Entress disclaims beneficial ownership.
(5)	Includes 127,601 shares held in trust for the benefit of Mrs. Feinknopf.
(6)	Includes 2,762 shares held for Mr. Fragale’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan and 1,631 shares held in the Wesbanco KSOP.
(7)	Includes 5,328 shares held in an IRA account for Mr. George. Mr. George’s wife, Sandra F. George, is the owner of an additional 600 shares for which Mr. George disclaims beneficial ownership.
(8)	Includes 1,637 shares held in an IRA account for Mr. Kiger.
(9)	Mr. Kiger’s wife, Meredith Kiger, is the owner of an additional 1,364 shares for which Mr. Kiger disclaims beneficial ownership. Mr. Kiger also holds 1,148 shares as custodian for his children.
(10)	Includes 3,302 shares held for Mr. Kirkbride’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan.

(11)	Includes options to purchase 58,444 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 5,301 shares held in the Wesbanco KSOP.
(12)	Includes 4,791 shares held in trust by Mr. McCamic’s wife, Jimmie Ann McCamic and 127,601 shares held in trust for the benefit of Mr. McCamic.
(13)	Includes options to purchase 6,167 shares which are vested in the Wesbanco Key Incentive Bonus & Option Plan and 3,416 shares held in the Wesbanco KSOP.
(14)	Includes 250 shares held in a trust in which Mrs. Molnar has a beneficial ownership.
(15)	Includes options to purchase 30,777 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 4,950 shares held in the Wesbanco KSOP.
(16)	Includes 8,991 shares held by Mr. Schulhoff’s wife, Cathleen C. Schulhoff and 288 shares held for Mr. Schulhoff’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan.
(17)	Schullhoff & Co., in which Mr. Schulhoff serves as an officer, owns 5,721 shares.
(18)	Includes 10,696 shares held in Mrs. Stamp’s trust at Wesbanco Bank, Inc.
(19)	Includes 16,369 shares held for Mr. Strauss’ benefit in a Rabbi Trust under the Wesbanco, Inc. Deferred Compensation Plan. Mr. Strauss’ wife, Barbara Strauss, is the owner of an additional 3,881 shares held in a custodian account at Wesbanco Bank, Inc. for which Mr. Strauss disclaims beneficial ownership.
(20)	Includes 4,034 shares held for Mr. Tanner’s benefit in a Rabbi Trust under the Wesbanco, Inc. Deferred Compensation Plan.
(21)	Includes 477 shares held in trust in which Mr. Tanner has a beneficial interest. He is also Co-Trustee of his brother’s family trust which holds 2,145 shares for which Mr. Tanner disclaims beneficial ownership.
(22)	Includes 2,329 shares held for Mr. Tebay’s benefit in a Rabbi Trust established under the Wesbanco, Inc. Deferred Compensation Plan. Mr. Tebay is a current director whose term is expiring at the upcoming shareholders meeting and who is not eligible under the Corporation’s Bylaws for re-election.
(23)	Includes options to purchase 26,667 shares which are vested in the Wesbanco Key Executive Incentive Bonus & Option Plan and 1,642 shares held in the Wesbanco KSOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Corporation’s officers, directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission (the “SEC”). Officers, directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2005, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled, except for three transactions involving optional cash purchases by Vaughn L. Kiger under the Wesbanco Dividend Reinvestment Plan, each in the amount of $600 during the year. The Corporation is required to report late filings.

Transactions With Directors and Officers

It has been the practice of the Bank, on occasion, to engage in the ordinary course of business in banking transactions, which at times involved loans in excess of $60,000, with some of its Officers and Directors and some of the Officers and Directors of the Corporation and their associates. It is anticipated that the practice will be continued. All loans to such persons, however, have been made, and in the future will be made, in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, and will not, involve more than normal risk of collectibility or present other unfavorable features.

Vaughn L. Kiger, a director of the Corporation, leases two parcels of real estate to the banking subsidiary of the Corporation on which the Bank operates a drive-in facility. The leases predate Mr. Kiger’s election to the Board and were executed by a predecessor bank acquired by the Corporation. The rental income payable on the two parcels combined is approximately $33,800.

James C. Gardill serves as general counsel to the Corporation and he is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, of which Edward M. George, III is a member. Mr. George is the son of Edward M. George, a Director and Chairman of the Corporation. From time to time, the firm of Schrader, Byrd & Companion, PLLC, of which Ray A. Byrd, a Director of the Corporation, is a member, performs services for the Corporation. It is contemplated that this firm will be retained to perform legal services during the current year. The Corporation also retains the law firm of McCamic, Sacco, Pizzuti & McCoid, PLLC, pursuant to an agreement dated November 30, 2001, as modified by letter dated January 7, 2003. The agreement provides for a monthly retainer of $6,000 and continues for a term of six (6) years from March 1, 2002. Jay T. McCamic, a Director of the Corporation, is a member of such professional limited liability company.

Election of Directors

The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of thirty-five (35), and the Board of Directors has determined that the Board shall consist of sixteen (16) members, and has fixed the number of Directors to be elected at the forthcoming meeting at seven (7), six (6) of whom are to be elected for a three (3) year term which will expire at the annual stockholders meeting in 2009 and one (1) of whom will be elected for a two (2) year term which will expire at the annual stockholders meeting in 2008. Shares may not be voted for a greater number of persons than are nominated.

There are no family relationships among the directors, nominees or executive officers of the Corporation, except that Abigail M. Feinknopf is the sister of Jay T. McCamic. A majority of the Corporation’s directors are independent as defined in Nasdaq listing standards. The Board has determined that all of the directors and nominees are independent as that term is defined under the Nasdaq definition, except for Abigail M. Feinknopf, Jay T. McCamic, Paul M. Limbert and Edward M. George.

Accordingly, the following persons have been nominated for election to the Board:

Nominees

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2009

Name	Age	Principal Occupation (1)	Director Since
Ray A. Byrd	61	Lawyer; Member-Manager, Schrader, Byrd & Companion, PLLC	06/09/77
James D. Entress	67	Oral & Maxillo-Facial Surgeon - Retired	12/20/90
Ernest S. Fragale	58	Vice President of Daisy Development Co.	08/20/96
Edward M. George	69	Chairman, Wesbanco, Inc.; former President & CEO, Wesbanco, Inc.; former President & CEO, Wesbanco Bank, Inc.	12/02/91
Carter W. Strauss	59	President, Strauss Industries, Inc.	07/28/76
Reed J. Tanner	52	Certified Public Accountant, Simpson & Osborne, A.C.	12/30/96

(1)	Principal occupation during the past five (5) years.

B. Director Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2008

Name	Age	Principal Occupation (1)	Director Since
Paul M. Limbert (2)	59	President & Chief Executive Officer, Wesbanco, Inc. and President and CEO of Wesbanco Bank, Inc.; former Executive Vice President and CFO of Wesbanco, Inc.	12/18/03

(1)	Principal occupation during the past five (5) years.
(2)	Mr. Limbert is an existing director of the Corporation who served in the class of directors whose term of office expires in 2007 and, with his consent and the approval of the Board, was moved to the proposed class to more equally balance the three classes of Directors.

In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. Discretionary authority to cumulate votes in the election of Directors is solicited, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

All of the foregoing nominees presently are serving as members of the Board. In the event that, at any time prior to the Annual Meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

Continuing Directors

In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2008

Name	Age	Principal Occupation (1)	Director Since
R. Peterson Chalfant	65	Lawyer	08/30/96
Abigail M. Feinknopf	38	Marketing representative with Feinknopf Photography, Columbus, OH; Freelance Writer	03/01/02
Joan C. Stamp	54	Director, West Virginia University Foundation	02/15/96
Jay T. McCamic	50	Lawyer; President McCamic, Sacco, Pizzuti & McCoid, PLLC Former Partner, McCamic & McCamic, Attorneys at Law	01/01/03

(1)	Principal occupation during the past five (5) years.

Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2007

Name	Age	Principal Occupation (1)	Director Since
James E. Altmeyer	67	President, Altmeyer Funeral Homes, Inc; Director, Consol Energy, Inc.; Director CNX Gas Corp.	10/16/87

Name	Age	Principal Occupation (1)	Director Since
Christopher V. Criss	49	President & Chief Executive Officer, Atlas Towing Co.	07/17/92
Vaughn L. Kiger	61	President, Dorsey & Kiger, Inc., Realtors	02/19/04
Robert E. Kirkbride	66	Vice President - Administration & Finance, Christy & Associates	02/19/04
Henry L. Schulhoff (2)	62	President of Schulhoff and Company, Inc.	01/03/05

(1)	Principal occupation during the past five (5) years.
(2)	Mr. Schulhoff was appointed to the Board pursuant to the provisions of the Corporation’s Merger Agreement with Winton Financial Corporation which Agreement required the election of one (1) director of Winton Financial Corporation to serve at least a full three (3) year term on the Board of Directors of the Corporation.

Executive Officers of the Corporation

The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

PAUL M. LIMBERT, age 59, is currently the President and Chief Executive Officer of Wesbanco, Inc. and President and Chief Executive Officer of Wesbanco Bank, Inc. Mr. Limbert previously served as Executive Vice President and Chief Financial Officer for Wesbanco, Inc. and was Vice Chairman and Chief Financial Officer of Wesbanco Bank, Inc. Mr. Limbert joined the Corporation in April, 1977.

DENNIS G. POWELL, age 56, is the Executive Vice President and Chief Operating Officer of Wesbanco, Inc. Mr. Powell joined the Corporation in November, 2004 after having served as Executive Vice President and Director of Consumer Services for UMB Financial Corp., Kansas City, MO from March, 2001 to October, 2004. Prior to that, Mr. Powell was a Senior Vice President with Bank One Corp. in Columbus, OH.

ROBERT H. YOUNG, age 49, is the Executive Vice President and Chief Financial Officer of Wesbanco, Inc. Mr. Young joined the Corporation in July, 2001 after having served as Senior Vice President and Chief Financial Officer of PNC Bank, FSB and its National Affinity Program division in Pittsburgh, PA. Mr. Young is a licensed certified public accountant.

JEROME B. SCHMITT, age 56, has served as Executive Vice President – Trust & Investments, Wesbanco, Inc. since March, 1999. He joined the Corporation in 1972. Mr. Schmitt is a Chartered Financial Analyst.

KRISTINE N. MOLNAR, age 54, is currently the Executive Vice President - Lending of Wesbanco, Inc. Mrs. Molnar previously served as President and Chief Executive Officer of Wesbanco Bank, Inc. from August, 2001, until December, 2003, President of the Upper Ohio Valley Region of Wesbanco Bank, Inc. and prior to that was President and Chief Executive Officer of Wesbanco Bank Wheeling.

JOHN W. MOORE, JR., age 58, has served as Executive Vice President - Human Resources of Wesbanco, Inc. since May, 2002. Prior to that Mr. Moore was Senior Vice-President-Human Resources. Mr. Moore joined the Corporation in 1976.

LARRY G. JOHNSON, age 58, has served as Corporate Secretary since March, 1998. Mr. Johnson also serves as President of the Parkersburg Region of Wesbanco Bank, Inc. Mr. Johnson served as Executive Vice President of the Parkersburg Region until November 2003. Mr. Johnson has been with Wesbanco since 1998 as a result of the acquisition of Commercial BancShares, Inc.

PETER W. JAWORSKI, age 50, has served as Executive Vice President – Chief Credit Officer of Wesbanco, Inc. since May, 2002. Prior to that, he was Senior Vice President – Credit Administration of Wesbanco, Inc., as well as Chief Credit Officer. Mr. Jaworski joined the Corporation in 1995.

BRENT E. RICHMOND, age 42, is currently Executive Vice President - Treasury of Wesbanco, Inc. Mr. Richmond served as Executive Vice President-Operations from March, 2002, until December, 2003. Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with Wesbanco, Inc. on March 1, 2002, as well as Chief Executive Officer of Wheeling National Bank. Mr. Richmond previously held the positions of Executive Vice President, Chief Financial Officer and Corporate Secretary of American Bancorporation.

Performance Graph

The following graph shows a comparison of cumulative total shareholder returns for the Corporation, the Russell 2000 Index and the Russell Financial Services Index. The total shareholder return assumes a $100 investment in the common stock of the Corporation and each index since December 31, 2000 with reinvestment of dividends.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
WesBanco, Inc.	100.00	93.92	108.22	132.82	158.79	156.45
Russell 2000 Index	100.00	102.49	81.49	120.00	142.00	148.46
Russell 2000 Financial Services Index	100.00	112.98	116.87	163.32	197.58	201.85

Compensation of Executive Officers

The officers of the Corporation presently are serving without compensation from the Corporation. They are, however, compensated by the banking subsidiary of the Corporation for services rendered as officers of that corporation.

The following tables set forth the total compensation paid by the Bank during each of the three years ended December 31, 2005, 2004 and 2003, to the Chief Executive Officer and its other four most highly compensated executive officers serving in such capacities during the prior year, together with options granted and the benefits payable to them from the Corporation’s pension plan upon retirement.

Summary Compensation Table

						Long Term Compensation			All Other Compensation ($)(1)
	Year	Annual Compensation				Awards		Payouts
Name and Principal Position		Salary ($)		Bonus ($)	Other Annual Compen- sation($)	Restricted Stock Awards	Stock Options	Long Term Incentive Plan Payouts
Paul M. Limbert President & Chief Executive Officer	2005 2004 2003	305,746 292,333 287,646		110,000 110,000 85,000	0 0 0	0 0 0	12,000 10,000 0	0 0 0	113,352 50,113 47,352

Dennis G. Powell EVP & Chief Operating Officer	2005 2004	219,367 31,394	(2)	80,000 0	11,237 0	0 0	9,000 0	0 0	20,205 0

Robert H. Young EVP & Chief Financial Officer	2005 2004 2003	209,020 190,495 186,610		75,000 75,000 65,000	0 0 5,642	0 0 0	9,000 6,667 0	0 0 0	31,639 27,173 16,907

Jerome B. Schmitt EVP-Trust & Investments	2005 2004 2003	199,646 194,144 190,404		55,000 55,000 55,000	0 0 0	0 0 0	9,000 3,333 0	0 0 0	47,612 32,335 30,809

Kristine N. Molnar EVP-Lending	2005 2004 2003	186,301 182,426 181,831		25,000 20,000 17,500	0 0 0	0 0 0	7,000 1,667 0	0 0 0	35,024 25,367 25,241

(1)	“All Other Compensation” includes contributions to the Corporation’s KSOP Plan on behalf of each of the named executives covered by the Plan.

Also includes long term incentive awards for Mr. Limbert of $40,000, Mr. Young of $10,000, Mr. Powell of $10,000, Mr. Schmitt of $10,000, and Mrs. Molnar of $10,000. Long term incentive awards were granted under the terms of the Corporation’s Incentive Bonus Plan. Payments of these grants will occur in three (3) equal and annual installments beginning three (3) years after the date of the grant.

Also included are amounts accrued under the Corporation’s Supplemental Employee Retirement Plan (SERP) on behalf of Mr. Limbert - $61,440; Mr. Young - $10,762; Mr. Schmitt - $26,364; and Mrs. Molnar - $13,728.

(2)	From date of hire in November, 2004.

Option/SAR Grants in Last Fiscal Year

Name	Number of Options/SARs Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Price)	Expiration Date	Grant Date Present Value ($)(1)
Limbert	12,000	10.3%	$29.16	05/18/15	$79,560
Powell	9,000	7.7%	$29.16	05/18/15	$59,670
Young	9,000	7.7%	$29.16	05/18/15	$59,670
Schmitt	9,000	7.7%	$29.16	05/18/15	$59,670
Molnar	7,000	6.0%	$29.16	05/18/15	$46,410

(1)	Calculated using the Black-Scholes pricing model at $6.63 per option. The assumptions used in determining the valuation of these options using this methodology are as follows: average expected life of options of 6 years; risk-free interest rate of 3.80%; a volatility factor of 29.33%; and a dividend yield of 3.65%.

Aggregated Option/SAR Exercises in

Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/ SARs at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Limbert	0	0	58,444	8,000	$364,724	$10,000
Powell	0	0	0	6,000	$0	$7,500
Young	5,000	30,154	26,667	6,000	$154,401	$7,500
Schmitt	0	0	30,777	6,000	$184,553	$7,500
Molnar	2,500	18,029	6,167	4,667	$35,376	$5,834

Pension Plan Table

Years of Service

Remuneration ($)	15	20	25	30	35
150,000	34,845	46,460	58,075	60,000	60,000
160,000	37,455	49,940	60,000	60,000	60,000
175,000	41,370	55,160	60,000	60,000	60,000
200,000	45,329	60,000	60,000	60,000	60,000
250,000	45,239	60,000	60,000	60,000	60,000
300,000	47,112	60,000	60,000	60,000	60,000
350,000	47,112	60,000	60,000	60,000	60,000
400,000	47,112	60,000	60,000	60,000	60,000
450,000	47,112	60,000	60,000	60,000	60,000
500,000	47,112	60,000	60,000	60,000	60,000

The Corporation maintains a defined benefit pension plan for all employees and a Supplemental Employee Retirement Plan for certain executive officers. The preceding pension plan table lists the approximate annual retirement benefits (qualified plan only) an executive officer would receive if he or she retired at age 65. Amounts are based on a full life annuity form for the defined benefit plan.

Under the defined benefit plan, a participant’s compensation covered by the Corporation’s pension plan is cash compensation reported on the Form W-2 plus 401(k) Plan elective deferrals and Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the participant’s career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Corporation. Average compensation for named executives as of the end of the last calendar year is: Mr. Limbert, $424,124; Mr. Young, $323,184; Mr. Schmitt, $262,710; Mrs. Molnar, $230,908; and Mr. Powell, $231,636. The estimated years of service for each named executive are as follows: Mr. Limbert: 28.7; Mr. Schmitt: 33; Mrs. Molnar: 21.5; Mr. Powell: 1.2; and Mr. Young: 4.7. The plan benefit is not subject to any offset for social security benefits. Under current IRS rules only annual compensation of $200,000 (for 2005) or less is considered covered compensation for defined benefit plan purposes.

In 1999, the Corporation approved and subsequently established a Supplemental Employee Retirement Plan for certain executive officers, including some of the individuals named in the Summary Compensation Table. Although benefits under the plan are unsecured, the Corporation funded payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit. The Plan’s annual accrued benefits for the named executive officers are noted in the Compensation Table.

This plan provides for payment of a scheduled annual benefit at normal retirement age of 65 of a fixed amount which was set at the time of adoption, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and (iii) for certain officers a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of the Corporation. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the date that the executive attains age 65.

Death benefits also are payable under the Supplemental Plan. If the executive dies prior to any termination of employment with the Corporation, the executive’s designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the plan has commenced, any remaining benefit payments will be paid to the executive’s designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with the Corporation and prior to the commencement of any payment of retirement benefits under the plan, the executive’s designated beneficiary will be entitled to receive payment of the executive’s retirement benefit under the plan beginning with the month following the executive’s death.

Four (4) of the five (5) officers named in the Summary Compensation Table have supplemental retirement plan benefits, each payable for a ten (10) year term beginning at age 65. Mr. Limbert has an annual benefit in the amount of $100,000, Mr. Schmitt an annual benefit in the amount of $60,000, Ms. Molnar an annual benefit in the amount of $40,000 and Mr. Young an annual benefit in the amount of $40,000.

The Compensation Committee also made modifications to the form of agreement used under this Plan during 2005. At its meeting on May 18, 2005, the Committee authorized the use of a form of agreement which eliminated the change in control trigger and offered executive officers, who have such agreements, including those named in the Summary Compensation Table, the option of using either form of agreement. The benefit to those officers electing such change in form of agreement would be to eliminate any corresponding offset to their Change in Control Agreement benefits by reason of payments due under the Plan. Three of the five officers included in the Summary Compensation Table elected to convert to the new form of agreement.

Corporation Change in Control Agreements

The Corporation has entered into agreements with all officers listed in the Summary Compensation Table and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity’s acquisition of the Corporation. These agreements were designed to secure the executives’ continued service and dedication in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in the Corporation’s best interest.

The agreements operate only upon the occurrence of a “change in control” as described below. Absent a “change in control”, the agreements do not require the Corporation to retain the executives in its employ or to pay them any specified level of compensation or benefits.

Each agreement provides that if a change in control of the Corporation or its bank subsidiary which employs the employee (collectively, the “Subsidiary”) occurs, the Corporation and the Subsidiary will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive’s retirement date under established rules of the Corporation’s tax-qualified retirement plan) (the “Term of Employment”).

If, during the Term of Employment, the executive is discharged by the Corporation or the Subsidiary without cause or resigns for good reason, then the executive shall receive a lump sum payment equal to a multiple from one to three times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, and (ii) the greater of the executive’s average annual bonus over the three years ending prior to the date of termination, or the executive’s bonus established for the annual bonus year in which the date of termination occurs. If the executive is terminated during the Term of Employment for any reason other than cause, then for a period of 18 months from the date of termination, the executive and/or the executive’s family will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control, subject to reduction to avoid duplication with benefits of a subsequent employer. The Corporation has utilized both one and three year Change in Control Agreements.

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (a) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Subsidiary representing 20% or more of the combined voting power of the Corporation’s or the Subsidiary’s then outstanding securities; (b) during any two consecutive years, there is a significant change in the Corporation’s or the Subsidiary’s Board of Directors not approved by the incumbent Board; or (c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Subsidiary’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Subsidiary.

If an excise tax under Section 4999 of the Internal Revenue Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due.

Compensation Committee Report

Members of the Compensation Committee consist of the non-salaried members of the Executive Committee and one additional member of the Board of Directors and include Messrs. Criss, Chalfant, Kirkbride, Strauss, and Tanner.

Generally, compensation policies are determined by the annual budget process in which overall salary adjustment ranges are established based upon a projected annual budgeted amount for salaries. The actual increases are then allocated based on administration of the Corporation’s salary administration program, and individual performance evaluations, which are performed each year on all employees, including executive officers. Salary increases are also adjusted for merit increases and changes in duties and responsibilities where warranted.

Corporation performance, including total stockholder return, is considered in establishing the annual budget for salary increases, which is the initial part of the process. Projected annual income growth and savings through automation and consolidation are considered in establishing the overall salary increase range. Also, corporation performance factors, including earnings per share, return on assets, return on equity and efficiency ratio, are considered in setting annual bonuses. The bonuses are determined using specific targets and goals and applying a subjective final judgment to the analysis.

During 2005, the Compensation Committee considered data supplied by an outside consultant to review senior executive officer salaries, retirement benefits, annual bonuses, and total compensation. The consultant conducted a comparative survey of salary and corporate performance from a select peer group of banks, and a salary review based on a comparison with salary information from a national group of banks reflecting total compensation, three year averages for such compensation, other compensation, and stock option awards.

Based on the survey work conducted by the firm, the consultant reported that even though Wesbanco performed above the 50th percentile in total return of the select peer group, based on a one year and three year performance measurement (considering the average and the 50th percentile of such performance) total compensation levels for the executive officers of Wesbanco have fallen below the 50th percentile for key executive positions. The consultant noted that this issue exists for base compensation levels and incentive opportunities, where total compensation ranks below the 50th percentile for the four top executive officers of Wesbanco. The consultant further reported that the survey data confirms that for the top four executives and the next four positions in order of rank, total compensation is at or below the 50th percentile for the selected peer group. The consultant further noted that based on the firm’s review of other benefits, primarily retirement benefits, as a result of the existing cap on the defined benefit pension plan, the estimated replacement income at retirement for several executives will fall below other similarly situated executives.

Considerations affecting Mr. Limbert’s salary and bonus for 2005 included the overall salary administration program of the Corporation and the continuing work involved in integrating systems and procedures. The Committee considered, in particular, the consummation of two significant acquisitions in the preceding year and a half, and the steps taken to improve long term performance by repositioning the company into higher growth markets. The Committee also considered the interest rate environment in which the Corporation operated during the past year, and execution of a restructuring strategy to streamline operations, improve the efficiency ratio and improve service. The Committee considered the decline in total shareholder return in 2005 over 2004 but felt such return was impacted significantly by market and interest related issues. Also, the Committee considered the overall increases granted to other employees in the Corporation.

In considering Mr. Limbert’s compensation and the bonuses paid to senior executive officers, the Committee also considered the consultant’s comparative data for certain regional bank holding companies which compete in markets served by the Corporation and markets within reasonable proximity thereto (hereinafter referred to as “Peer Group”). The Peer Group information reflected that overall, relative to published survey medians for base salary and total cash compensation in similar size organizations, the Corporation’s top executive group’s base salaries and total cash compensation are in the lower median of competitive levels. Total direct compensation continues to be below the 50th percentile.

The Committee reaffirmed its goal of striving to maintain its base salary structure at the middle of the appropriate competitive marketplace and positioning actual salaries at the middle of the marketplace subject to performance, longevity and evaluation. The Committee also considered the other benefit programs being provided, including the defined benefit pension plan, certain supplemental retirement plan benefits, the Corporation’s KSOP Plan, and certain other contractual benefits.

COMPENSATION COMMITTEE:

Christopher V. Criss (Chairman)	Robert E. Kirkbride
Carter W. Strauss	Reed J. Tanner
R. Peterson Chalfant

Description of Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including the executive officers named in the Summary Compensation Table, with written Employment Contracts at their respective base annual salaries. These contracts are all substantially the same and are structured on a revolving three year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, or without cause, the employee or his designated beneficiary is entitled to a severance payment equal to the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the Agreement. There are no golden parachute type provisions contained in the contracts.

Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger related agreements. Ms. Feinknopf was appointed to the Board pursuant to the merger agreement with American Bancorporation. Under the terms of the Agreement, Mr. Jeremy C. McCamic served as a member of the Board until December 31, 2002, at which time he resigned and the Corporation appointed his son, Jay T. McCamic, to the Board. Under the terms of the Agreement, the Corporation has agreed to include Ms. Feinknopf and Mr. Jay T. McCamic as recommended nominees until each has served at least a full three (3) year term. Mr. Schulhoff was appointed to the Board pursuant to the Merger Agreement with Winton Financial Corporation. Under the terms of the Merger Agreement, the Corporation has agreed to include Mr. Schulhoff as a recommended nominee until he has served at least a full three (3) year term.

Wesbanco KSOP Plan

The Wesbanco Employee Stock Ownership and 401(k) Plan (the “Plan”) is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Internal Revenue Code. The employee stock ownership feature of the Plan (the “ESOP”) was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the “KSOP”). All employees of the Corporation, together with all employees of the subsidiary companies which adopt the Plan, are eligible to participate in the KSOP on the first day of the month following completion of sixty (60) days of service and attaining age 21. The Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

As of December 31, 2005, the Plan Trust held 678,105 shares or 3.1% of the outstanding shares of the Corporation’s common stock, all of which shares are allocated to specific employee accounts for both the ESOP component and the 401(k) savings component.

Deferred Compensation Plan

During 2005, the Compensation Committee also approved the implementation of a new Deferred Compensation Plan which permits voluntary participation by employees specifically named by the Board of Directors, which employees may include executive officers listed in the Summary Compensation Table. The Committee also authorized the inclusion of directors into the new Deferred Compensation Plan providing for the transfer into the plan of the account balances of directors participating in the former Directors Deferred Compensation Plan which was replaced with the new plan. The new plan was adopted to meet the requirements of the American Jobs Creation Act of 2004 and its implementing regulations.

The new plan permits participating executive officers and directors to elect in advance to defer from 1% to 100% of salary or director fees into the plan on an annual basis. The plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees. No employer contributions can be made with respect to directors. Employer contributions to the plan for individual participants require the approval of the Board of Directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s defined benefit pension plan. Matching contributions from 2% to 4% were approved for three officers during the year 2005, one of whom, Dennis G. Powell, is included in the Summary Compensation Table.

Distributions are made at either the applicable date selected by participating officers or directors at the time they made their election to defer or after separation from service.

Incentive Bonus Plan

Key Executive Incentive Bonus and Option Plan

The Board of Directors of the Corporation adopted and approved effective February 19, 1998 (the “Effective Date”), an incentive compensation plan to be sponsored and maintained by the Corporation, known as the Wesbanco, Inc. Key Executive Incentive Bonus and Option Plan (the “Incentive Plan”). The Incentive Plan was approved by the stockholders of the Corporation on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the Incentive Plan to 1,000,000 shares on April 18, 2001. The Incentive Plan is administered by the Compensation Committee of the Corporation (the “Committee”)1.

The Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long Term Bonus or permit granting of Stock Options if the Committee determines, after review of all applicable measurements and circumstances, predetermined performance goals or other eligibility criteria are actually achieved. If the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid and/or no options will become vested with respect to that measurement period unless the award was based on other criteria.

The Board of Directors of the Corporation is involved in the operation of the Incentive Plan to the extent of determining whether Annual Bonus awards will be made for a particular fiscal year and/or whether Long Term Bonus awards will be made available for a particular series of fiscal years and informing the Committee of the Board’s priorities as to performance goals. The Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each a “Key Employee”) to achieve performance goals for a period.

[1]	Capitalized terms not herein defined in this section have the meanings given to them in the Incentive Plan.

The Incentive Plan provides for awards of up to 1,000,000 shares of Common Stock. The number of shares available for issuance under the Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Corporation and held in treasury.

The Incentive Plan consists of three portions: the Annual Bonus Portion, the Long Term Bonus Portion and the Stock Option Portion. A Key Employee may participate in one or more portions simultaneously. The Annual Bonus Portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Under this program a total of $708,500 in cash was allocated and paid for such bonuses in 2005 of which $345,000 was paid to the officers noted on the Summary Compensation Table.

The Long Term Bonus Portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over several fiscal years of the Corporation.

The Committee also administers a discretionary cash bonus program in which annual cash and deferred bonuses may be awarded each year in the discretion of the Committee. Awards totaling $100,000 were allocated to key employees for 2005, of which $80,000 were made to the officers in the Summary Compensation Table in 2005.

The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise are determined by the Committee but the exercise price per share may not be less than the fair market value of a share on the date of the grant. Options may vest over a period of time determined by the Committee based on the elapse of time or the actual achievement of performance goals set by the Committee at the time of grant. Under the Incentive Plan, if a Change in Control occurs, all stock options will become vested and exerciseable and all opportunities for Annual Bonus and Long Term Bonus will be deemed earned and be immediately payable.

During the year 2005, the Compensation Committee awarded performance based options to certain executive officers, including those listed in the Summary Compensation Table. The options vest in equal one-third amounts over three years subject to meeting certain earnings per share targets over the three year period. The portion that would have vested as of December 31, 2005 (one-third of the total grant) was forfeited due to the non-attainment of the earnings per share target.

Corporate Governance

The Corporation is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Corporation’s Board of Directors (the “Board” or the “Board of Directors”) and management in a manner that benefits the long-term interests of the Corporation’s stockholders. Accordingly, the Corporation’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Corporation.

In conjunction with these requirements, the Corporation previously adopted a Code of Business Conduct and Ethics which it reviews and approves annually. It most recently reviewed and approved the policy at its regular meeting on August 25, 2005. The Code applies to all officers, employees and directors of the Corporation and includes a Code of Ethics and a formal statement of policy requiring all employees of the Corporation to adhere to high standards of ethical business conduct and it details a number of those standards. The Code is available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has a Nominating Committee, a Compensation Committee and an Audit Committee, all the members of which are independent, as that term is defined in the Nasdaq listing standards. In addition, all Audit Committee members are also independent under the independence standards of Rule 10A-3 under the Act. The Audit Committee has adopted an Audit Committee Charter which was last revised and approved by the Audit Committee in February 2005. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Nominating Committee has adopted a written charter. The Nominating Committee approved the slate of directors nominated for election as described herein under the caption “Election of Directors”. The selections were recommended by the Chief Executive Officer and Executive Committee of the Corporation and approved by the Nominating Committee. The Compensation Committee has also adopted a written charter which was last reviewed and approved in January 2006. The charters for the Corporation’s Nominating Committee, Compensation Committee and Audit Committee are available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has also adopted a written policy for employee complaint procedures for reporting of accounting irregularities which provides a specific confidential reporting mechanism available to all employees of the Corporation.

The independent directors meet in executive sessions without management at least two (2) times per year and held their most recent executive session during a regular board meeting on February 23, 2006. The Board of Directors has expressed an intention of maintaining a regular schedule of such meetings as part of its regular meeting agenda.

Shareholders may communicate with the Board by mailing written communications to the attention of the Corporate Secretary at the principal office of the Corporation at One Bank Plaza Wheeling, WV 26003. All such communications are reviewed by the Secretary of the Corporation and submitted to the Board unless they are determined to be non-substantive.

Board Size

The Board of Directors has adopted a policy that its size should be in the range of 15 to 20 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Corporation’s businesses.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent” - a requirement that the Board fully supports and, indeed, is committed to exceeding - independence is just one of the important factors that the Board and its Nominating Committee take into consideration in selecting nominees for director. The Nominating Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition

As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, market geographic diversity and diversity of backgrounds in light of the Corporation’s current and future business needs.

Personal Qualities

Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 70 years of age at the time of nomination.

Commitment to the Corporation and its Stockholders

Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Corporation’s stockholders.

Other Commitments

Each director must satisfy the requirements of antitrust and banking laws that limit service as an officer or director of a significant competitor of the Corporation. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than two (2) other public company boards.

Additional Criteria for Incumbent Directors

During their terms, all incumbent directors on the Corporation’s Board are expected to prepare for (by carefully reading any materials distributed in advance of meetings) and attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Corporation and its businesses; to participate in discussions; to comply with applicable Corporation policies; and to provide advice and counsel to the Corporation’s management.

Additional Criteria for New Directors

As a result of its assessment of the Board’s current composition and in light of the Corporation’s current and expected business needs, the Nominating Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Corporation’s business needs and environment, and may be changed before the proxy statement for the 2007 annual stockholders meeting.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a corporation (or a comparable position in the government or non-profit sector); (iii) other substantive business experience or expertise; or (iv) a high-level position and expertise in one of the following areas - financial services, investment banking, accounting, legal or public relations.

•	Diversity. The Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence

In addition to the foregoing criteria, the Board of Directors and Nominating Committee have established a policy that a majority of the directors must be “independent” under applicable Nasdaq and SEC standards. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that twelve (12) of the sixteen (16) current directors (or 75% of the Board), and five (5) of the seven (7) nominees for director (or 71% of the nominees), are independent in accordance with Nasdaq and SEC standards. The Board applies Nasdaq stock market criteria in making its independence determinations: Specifically, under the Nasdaq standards, a director would not be viewed as independent if he or she:

•	is employed by the corporation or a consolidated parent or subsidiary of the corporation or has been so employed at any time during the past three (3) years;

•	has a “family member” who is, or within the past three (3) years was, employed as an executive officer by the corporation or any parent or subsidiary of the corporation;

•	is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of any organization, including any nonprofit organization, to which the corporation made, or from which the corporation received, payments for property or services in the current or any of the past three (3) fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for the year or $200,000, whichever is more, other than payments arising solely from investments in the corporation’s securities or payments under non-discretionary charitable contribution matching programs;

•	has received (or has a family member who has received) payments in excess of $60,000 from the listed corporation or any parent or subsidiary of the listed corporation during the current or any of the past three (3) years other than compensation for board service or payments arising solely from investments in the corporation’s securities, compensation paid to a family member who is a non-executive employee of the corporation or its parent or subsidiary, benefits under a tax-qualified retirement plan and non-discretionary compensation;

•	is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three (3) years, any of the executive officers of the listed corporation served on the compensation committee of such other entity; and

•	is, or has a family member who is, a current member of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three (3) years.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee

The Nominating Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Corporation’s current and expected business needs and, as a result of such assessments, the Committee may establish specific qualifications that it will seek in Board candidates. The Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee seeks advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources, including shareholders.

•	Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Committee and the more general criteria established by the Corporation’s Bylaws and Nasdaq listing requirements. The Committee may also select certain candidates to be interviewed by one or more Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for election by the Corporation’s stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the Bylaws, recommend that the Board elect new members of the Board to fill vacancies who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Committee

Stockholders may also submit names of director candidates to the Nominating Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating Committee is by written recommendation addressed to the Corporate Secretary, in care of the Corporation at One Bank Plaza, Wheeling, WV 26003. The recommendation must include biographical information about the nominee, share ownership of the nominee, business experience of the nominee and the name, address and number of shares owned by the stockholder submitting the request.

Stockholder Nominations Submitted to Stockholders

Stockholders may choose to submit nominations directly to the Corporation’s stockholders. The Corporation’s Bylaws set forth the process that stockholders may use if they choose this approach, which is described below at “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Corporation, monitors management’s and the Corporation’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Corporation’s strategy and approves a business plan and budget for the Corporation. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Corporation’s management, internal and external auditors, and outside advisors.

Board Meetings

The Board of Directors not only held regular bi-monthly meetings in 2005, but also held an annual corporate governance review at its regular meeting on October 27, 2005. The Board of Directors also communicates informally with management on a regular basis.

Committees of the Board

In addition to the Executive Committee, the Board has three (3) standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

Each committee is composed entirely of Independent Directors. The Chair of each committee is an independent director. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each standing committee are available on the Corporation’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Corporation’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Corporation’s compliance program, internal controls and risk management.

Nominating Committee

The Nominating Committee is responsible for assisting the Board in relation to (i) director nominations, (ii) committee structure and appointments, (iii) Board performance evaluations, (iv) regulatory matters relating to corporate governance, and (v) stockholder proposals and communications.

Compensation Committee

The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Corporation’s senior executives, (ii) overseeing the Corporation’s disclosure regarding executive compensation, (iii) reviewing the Corporation’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, (v) overseeing the Corporation’s human development programs designed to attract, retain, develop, and motivate the Corporation’s employees; (vi) succession planning; (vii) organization chart; and (viii) director compensation.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Corporation’s operations. As part of this orientation, new directors have opportunities to meet with members of the Corporation’s management. The Corporation is also committed to the ongoing education of its directors. From time to time, the Corporation’s executives, the heads of its business groups and outside experts make presentations to the Board regarding their respective areas.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Corporation’s non-employee directors. The Compensation Committee reviews that compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval.

In order to align the interests of directors and stockholders, it is also the Board’s policy that non-employee directors are encouraged to own an amount of the Corporation’s stock that is significant in light of each director’s individual means.

The Corporation also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Corporation and disclosing material, non-public information regarding the Corporation, and the Corporation has procedures in place to assist directors in complying with these laws.

Meetings of Board of Directors and Committees and Compensation of Members

The Board of Directors of the Corporation meets bimonthly, and the Executive Committee of the Corporation meets bimonthly in those months in which a Board meeting is not held. Fees paid for attendance at Board meetings and meetings of the Executive Committee are $1,000 and $1,250, respectively. For the year 2005, the Directors received an annual fee of $6,000 payable quarterly at the rate of $1,500 per quarter. The Chairman of the Audit Committee received an annual fee of $8,000. During 2005, the Board of Directors of the Corporation held six regular meetings. Directors of the Corporation were also paid a fee of $500 for attendance at meetings of other committees of the Corporation. No annual or meeting fees are paid to Directors who are also active officers of the Corporation or any of its affiliates. Fees in the total amount of $171,700 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all Committees of the Corporation during the year 2005. In addition, fees in the aggregate amount of $118,950 were credited to the accounts of those Directors who elected to participate in the former Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in common stock or in a money market account. As discussed on page 14, the Wesbanco, Inc. and All Affiliate Banks Directors Deferred Compensation Plan was merged into the Wesbanco, Inc. Deferred Compensation Plan in 2005 to form a deferred compensation plan for directors and specifically identified officers that complies with the American Jobs Creation Act of 2004 and its implementing regulations. Upon the plan merger, directors’ credits under the prior plan became their respective opening credits under the new plan.

Based on a recommendation of the Compensation Committee, the Board approved an increase in the annual retainer paid to each non-employee director from $6,000 to $8,000 per year and to the Chairman of the Audit Committee from $8,000 to $10,000 per year. The Board also approved changing the attendance fee for other committees of the Board from $500 to $750 per meeting. The changes were made effective February 1, 2006.

Each director attended at least 75% of the total meetings of the Board of Directors and its committees held in 2005, with the exception of Abigail M. Feinknopf who attended 67% of the total of such meetings and Carter W. Strauss who attended 52%. Eleven directors attended the 2005 shareholders meeting.

Nominating Committee

The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee are Vaughn L. Kiger, R. Peterson Chalfant and Christopher V. Criss, all of whom are independent directors, as the term is defined in Nasdaq listing standards. The Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and met once since the last annual meeting.

Compensation Committee Interlocks and Insider Participation

The Corporation has a standing Compensation Committee. The members of the Corporation’s Compensation Committee include Reed J. Tanner, Robert E. Kirkbride, Carter W. Strauss, Christopher V. Criss, and

R. Peterson Chalfant, all of whom are independent directors as the term is defined in Nasdaq listing standards and under applicable law. The Compensation Committee met one time during the fiscal year ended December 31, 2005 and one time since January 1, 2006.

Audit Committee

The Corporation has an Audit Committee. All members are considered independent under Nasdaq listing standards and Rule 10A-3 under the Act and the currently serving members are: Christopher V. Criss, Chairman, Reed J. Tanner, James E. Altmeyer, Ernest S. Fragale and Carter W. Strauss. Certain members of the Audit Committee are partners, controlling stockholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation’s Board of Directors has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board of Directors of the Corporation has determined that Reed J. Tanner, a licensed CPA, is an “audit committee financial expert” as defined in Item 401 of Regulation S-K and that he is independent as that term is used in Item 7 of Schedule 14A. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. The Audit Committee met nine times in 2005.

Report of Audit Committee

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States and by codification of statements on auditing standards, pursuant to Public Company Accounting Oversight Board Rule 3600T, including Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors the independent auditors’ independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, credit quality and the overall quality of the Corporation’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Corporation or specifically incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman	Ernest S. Fragale
Reed J. Tanner	James E. Altmeyer
Carter W. Strauss

Stockholders Intending to Nominate Candidates for

Election to Board of Directors Must Give Notice to Corporation

Under Section 2 of Article III of the Bylaws of the Corporation, any stockholder who intends to nominate or cause to have nominated, a candidate for election to the Board of Directors (other than any candidate proposed by the Board of Directors) shall so notify the Secretary of the Corporation in writing not less than thirty days prior to the date of any meeting of the stockholders at which Directors are to be elected, or five days after the giving of notice of such meeting, whichever is later. Only candidates nominated in accordance with this section, other than candidates nominated by the Board of Directors, shall be eligible for election to the Board of Directors.

Proposals of Stockholders for Presentation at

Next Year’s Annual Meeting, to be Held April 18, 2007

Proposals which stockholders intend to present at next year’s annual meeting, to be held on Wednesday, April 18, 2007, will be eligible for inclusion in the Corporation’s proxy material for that meeting if they are submitted to the Corporation in writing not later than November 15, 2006. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at next year’s annual meeting, but not for inclusion in the Corporation’s proxy material for that meeting. To make such a proposal, the Corporation must receive from the stockholder a notice in writing of such request by February 1, 2007.

Independent Auditors

Ernst & Young LLP served as the registered public accounting firm for the Corporation and all affiliates for the year 2005. The services rendered by Ernst & Young LLP during the year 2005 consisted primarily of auditing and other audit related serves as approved by the Audit Committee or under terms of the company’s audit services pre-approval policy. The Audit Committee has not yet formulated a recommendation to the Board of Directors relative to the appointment of Ernest & Young LLP or appointment of another firm as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2006. It is expected that a representative of Ernst & Young LLP will be present at the stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present. A representative of Ernst & Young, LLP attended last year’s annual meeting.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Charter. Of the total 2005 audit fees of $569,845, 100% were pre-approved by the Audit Committee before commencement of the service. Additionally, 88.4% of the 2005 audit-related fees totaling $55,428 were pre-approved by the Audit Committee, and the remainder were approved by management under terms of the diminimis exception in the Audit Committee’s pre-approval policy provided for under Sarbanes-Oxley regulations, subject to later ratification by the Committee. Finally, 100% of the tax fees totaling $51,950 were pre-approved by the Audit Committee and 100% of all other fees totaling $1,500 were pre-approved by the Audit Committee.

Audit Fees. The aggregate fees of Ernst & Young LLP billed for each of the last two fiscal years for professional services rendered for the audit of the Corporation’s annual financial statements included in Form 10-K filed with the Securities and Exchange Commission, and its internal controls over financial statement preparations, and the quarterly reviews of the Corporation’s financial statements included in Forms 10-Q for 2005 and 2004, respectively, were $569,845 and $641,600. Also included were professional services rendered in connection with the Corporation’s acquisitions and accounting consultation on matters addressed during the audit or interim reviews, and for consents on certain SEC registration statements.

Audit-Related Fees. Ernst & Young LLP provides other audit-related services to the Corporation from time to time. The aggregate fees for these services billed for each of the last two fiscal years were $55,428 and $144,910 for 2005 and 2004, respectively. Such services included employee benefit plan audits, an audit of Wesbanco Securities, Inc., SAS 70 exams for the trust and investment services division, and certain services rendered in connection with the Western Ohio and Winton acquisitions.

Tax Fees. Ernst & Young LLP also provides certain tax related services, and the aggregate fees billed for each of the last two fiscal years for such services were $51,950 and $11,250 for 2005 and 2004, respectively. These services primarily included reviews of the Corporation’s tax filings.

All Other Fees. “All Other Fees” for the years ended December 31, 2005 and 2004, were $1,500 and $2,000, respectively, and represent subscription fees for an accounting and auditing research tool.

Shareholder Proposal

We received the following shareholder proposal. The proponent of the proposal has represented to us that the proponent has continuously held at least $2,000 in market value of common stock for at least one year and will continue to hold these securities through the date of the annual meeting.

We have included the proposal and the shareholder’s supporting statement exactly as we received it. Following the proposal, we explain why our Board recommends a vote AGAINST the proposal. The proposal and supporting statement were submitted by Jewelcor Management, Inc., 100 North Wilkes-Barre Boulevard, Wilkes-Barre, PA 18702, which has advised us they are the record owner of 200 shares of common stock and are the beneficial owner of an additional 139,316 shares of our common stock.

Shareholder Proposal

Resolved, it is recommended that the Board of Directors of Wesbanco, Inc. (the “Company” or “Wesbanco”) take the necessary steps to achieve a sale or merger of the Company on terms that will maximize shareholder value.

Supporting Statement

Poor Performance

Over the past four years, Wesbanco’s financial performance has deteriorated as shown below:

•	Return on average assets has decreased steadily from 1.21% in 2001 to 0.88% in the third quarter of 2005.

•	Earnings Per Share (EPS) declined 6% from $0.50 a year ago to $0.47 in the third quarter of this year, excluding restructuring and merger costs.

•	From 2001 to 2004 Wesbanco’s assets grew 62% but EPS increased only 19%, reflecting the deterioration in return on average assets.

•	In the first nine months of 2005, Wesbanco’s assets grew 10% while EPS (excluding restructuring and merger costs) actually declined 0.7% compared to the same period in the prior year.

Potential Acquisition Value of $37.21 to $59.20 Per Share

Based on the analysis below, Jewelcor Management, Inc. (“JMI”) believes that Wesbanco could potentially achieve an acquisition price in a range of $37.21 to $59.20 per share or an average of $48.21 per share if the Board of Directors takes the necessary steps to achieve a sale or merger. In JMI’s opinion, the following valuations provide a reasonable basis for estimating a potential acquisition price well in excess of Wesbanco’s current stock price.

Book Value Approach
Company Stock Price (11/10/05)	$31.23
Company Tangible Book Value	$12.12
Company Price/Tangible Book Value	258%

Recent Acquisitions Price/Tangible Book (a)	307%
Company’s Potential Acquisition Price	$37.21

Earnings Approach
Company’s EPS (TTM)	$1.85
Company’s Price/EPS	16.9	X

Recent Acquisitions Price/EPS (a)	32.0	X
Company’s Potential Acquisition Price	$59.20

(a)	Recent Southeastern U.S. acquisitions include: First Capital Bancorp, Inc., Community Bank of Northern Virginia, Union Bank of Florida, Kislak Financial Corp., First National Bankshares of Florida, Southern Community Bancorp, Florida Banks, Inc., CNB Florida Bancshares, Inc., Republic Bancshares, Inc. and Southern Financial Bancorp.

JMI compared the Company’s book value and earnings per share to 10 acquisitions completed in the Southeastern U.S. during the past two (2) years. JMI derived the average Price/Tangible Book Ratio and the average Price/EPS ratio of the acquisitions and multiplied them times Wesbanco’s book value and EPS for the past twelve (12) months.

JMI’s analysis is not the only way to predict the Company’s potential acquisition price. Moreover, it does not reflect the expenses and cost savings associated with a potential transaction, since expenses and cost savings depend, in part, on the overlap in markets and subsidiaries present in a particular transaction.

Our Comments Regarding the Proposal

The Board of Directors recommends a vote against this proposal. The proposal oversimplifies the issues and overstates its case. The proposal unrealistically compares performance and prospects of the Corporation, a company with operations in West Virginia, southwestern Pennsylvania, and Ohio, with companies in significantly higher growth Florida and Northern Virginia markets.

Undertaking a more accurate analysis shows that the Corporation has been competitive with its peers. Consider the accomplishments of the Corporation compared to similar sized banks in or in the close vicinity to the Corporation’s markets of operation (includes all banks with between $1 and $15 billion in total assets headquartered in West Virginia, Indiana, Ohio, and Western Pennsylvania):

•	The Corporation’s net income has increased each year since 2000, and its annual growth in earnings per share has exceeded the peer group’s median growth in three of the past five years.

•	The Corporation has increased its dividend payment each year since 1985 and its approximate current dividend yield of 3.4% compares favorably to its peer group’s median yield of 3.0% as of December 31, 2005.

•	Since January 1, 2002, the Corporation has provided a total return to its shareholders of 66.7%, and has outperformed its peer median return in three of the past four years. The peer median return since January 1, 2002, is 38.3% compared to the Corporation’s 66.7%.

•	Fourth quarter 2005 diluted earnings per share increased 11.6% as compared to the same period in the previous year from $0.43 per share to $0.48 per share.

The total return to our shareholders, including a significant dividend, is competitive in the industry and continues to represent a tangible and measurable opportunity for our shareholders.

A decision as to whether or when to sell a company such as the Corporation involves a complex balancing of a variety of factors. It involves estimating short-term returns that might be achieved if the Corporation were sold in its current financial and business posture, and it involves comparing them to the long-term returns which might be achieved as an independent company through execution of the Corporation’s business plan or through a future sale under different market or strategic conditions.

In the exercise of its fiduciary duties to the Corporation, the Board does consider the sale of the Corporation among the range of potential alternatives for maximizing long-term shareholder value, and good faith offers to merge with another corporation would be given careful consideration by the Board. However, at the present point in time, and for the reasons explained below, the Board strongly believes an immediate, forced sale of the Corporation would be inconsistent with the Board’s guiding principle of maximizing shareholder value.

In addition to the statistical analysis above, the Corporation completed two significant acquisitions since the beginning of the 2004 fiscal year which repositioned a substantial percentage of the assets and deposits of the Corporation in attractive markets in Ohio, and accelerated the Corporation’s strategy of diversifying its markets. It was fully anticipated by the Board at the time of approving these acquisitions that there would necessarily be some short term earnings impact required in order to obtain the long-term benefits resulting from the prospects of improved future growth in earnings and enhanced franchise value. The Board still believes the strategy is sound, and that the Corporation expects to see the benefits of that strategy on the long-term growth of the Corporation’s earnings and its stock price.

A sale is not something that the Board can appropriately press forward based only on an investor’s statistical analysis showing the sale price multiples that other companies have achieved in fundamentally different markets. This is particularly the case when, as here, the Corporation has a sound and comprehensive strategy for achieving significant shareholder value.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Other Matters to be Considered at the Meeting

Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

By order of the Board of Directors.

EDWARD M. GEORGE
Chairman of the Board

Wheeling, West Virginia

March 17, 2006

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

	C 1234567890	J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

(a) For a term of three (3) years expiring at the annual stockholders meeting in 2009:

	For	Withhold				For	Withhold

01 - Ray A. Byrd	☐	☐		04 - Edward M. George		☐	☐

02 - James D. Entress	☐	☐		05 - Carter W. Strauss		☐	☐

03 - Ernest S. Fragale	☐	☐		06 - Reed J. Tanner		☐	☐

(b) For a term of two (2) years expiring at the annual stockholders meeting in 2008.

	For	Withhold

01 - Paul M. Limbert	☐	☐

B Proposals			For	Against	Abstain

2. Shareholder Proposal - Directors recommend AGAINST.			☐	☐	☐

3.	In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action.

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy - WESBANCO, INC.

ANNUAL MEETING OF STOCKHOLDERS

APRIL 19, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

The undersigned hereby constitutes and appoints Roland L. Hobbs, R. Peterson Chalfant and John A. Welty, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003 on Wednesday, April 19, 2006, at 12:00 noon, E.D.T. and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as stated on the reverse side.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

• Call toll free 1-866-731-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the simple instructions provided by the recorded message.

• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 19, 2006.

THANK YOU FOR VOTING

March 17, 2006

Dear Shareholder:

You will find enclosed the 2005 Annual Report, Notice of Meeting, Proxy Statement and Proxy Card for the Annual Meeting of Shareholders of Wesbanco, Inc., which will be held on Wednesday, April 19, 2006, at the Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, beginning at 12:00 Noon.

Please review the enclosed material and complete, sign, date and return the Proxy Card regardless of whether you plan to attend the Annual Meeting, so that the matters coming before the meeting can be acted upon. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card. Also enclosed is an attendance card. Please fill out and return this card only if you plan to attend the meeting in person.

We look forward to meeting our shareholders and welcome the opportunity to discuss the business of your company with you.

Very truly yours,

/s/ Paul M. Limbert
PAUL M. LIMBERT
President and Chief Executive Officer

PML/mmr

Enclosure